Exhibit 99.1

NEWAGE ANNOUNCES RECORD SECOND QUARTER RESULTS:

NET REVENUE INCREASES 98% TO $124 MILLION

DENVER, COLORADO, August 9, 2021 – NewAge, Inc. (Nasdaq: NBEV), the Colorado-based direct-to-consumer (D2C) organic and healthy products company, today announced record financial results for the second quarter of 2021 with a net revenue of $124 million, net income of $17.4 million, adjusted EBITDA1 of $1.7 million, and basic earnings per share of $0.11.

For the three months ending June 30, 2021, net revenue was $124 million, an increase of $61 million or 98%. Gross profit for the quarter was $84 million, an increase of $46 million or 120%, resulting in a gross margin of 67.6%, compared to a 60.8% in the prior-year period, an increase of 6.8 percentage points. Net income was $17.4 million, an increase of $26.9 million compared ot a net loss of ($9.6) million in the prior-year period. Adjusted EBITDA was $1.7 million, an increase of $7.2 million compared to a loss of ($5.5) million in the prior-year period. Basic earnings per share was a positive $0.11, an increase of $0.21 compared to a loss of ($0.10) in the prior-year period.

Brent Willis, Chief Executive Officer of NewAge, commented, “The second quarter saw accelerated top and bottom-line results and continued income statement improvement. In the quarter, we completed the Aliven acquisition, had a very successful annual meeting, further integrated ARIIX capturing additional cost and revenue synergies, and continued expansion of our social selling initiatives worldwide. We strengthened our team and positioned NewAge for even further transformative performance as our strategy unfolds.”

“This is our third consecutive quarter of positive adjusted EBITDA,” commented Kevin Manion, NewAge’s new Chief Financial Officer. “Financially, our focus is on developing, utilizing and driving consistent company-wide metrics to improve EBITDA margins through operational improvements and reducing SG&A costs, specifically from consolidating the recent acquisitions. With these activities, we are confident in continued growth throughout 2021 and thereafter. I see NewAge as extremely well positioned to deliver superior organic growth and transformative, accretive external growth. I have spent most of my career in the consumer goods industry and see the NewAge Social Selling Network and our D2C route-to-market as the new winning industry model that will deliver outsized returns for shareholders.”

Second Quarter 2021 Financial Results

Net revenue was $124 million for the three months ending June 30, 2021, versus $63 million for the second quarter of the prior year, an increase of 98%. The growth in net revenue was driven by the acquisitions of ARIIX and Aliven. Leading the growth on a proforma basis was the combined European business that increased 24% and the United States business that increased 15%. These were offset by China, Japan and the impact of COVID-19 in a number of markets around the world.

1 EBITDA and Adjusted EBITDA are non-GAAP financial measures with reconciliations provided in the table below.

Gross margin for the second quarter of 2021 was $84 million or 67.6% of net revenue compared with $38 million or 60.8% of net revenue for the prior-year period, a 120% increase of $46 million and an increase of 6.8 gross margin percentage points. The gross margin percentage increase was driven by higher net revenue from the Direct/Social Selling Division and the disposition of the retail brands’ business completed in September 2020.

Net operating loss was ($9.6) million for the second quarter of 2021 compared to a loss of ($8.8) million for the prior-year period. Net income was $17.4 million, correlating to a positive basic EPS of $0.11 per share, an increase of 21 cents from the prior-year period. Adjusted EBITDA was $1.7 million, compared with ($5.5) million for the prior-year period, an improvement of $7.2 million.

The company ended the quarter with a strong balance sheet, with cash and cash equivalents of $92 million and debt of $31.5 million, exclusive of operating lease liabilities. Subsequent to the quarter-end, $9.7 million of debt was forgiven.

“Our second-quarter results demonstrated commendable progress converging our companies and capturing both revenue and cost synergies. Carrying this momentum forward, we expect continued strong results from operations throughout the year as we build out additional platforms and programs for our global sales force. We believe we are stronger and better positioned than we have ever been, with differentiated health and wellness brands and an on-trend D2C business system, with an expanding e-commerce Subscriber base and an increasing and strengthening team of exclusive Brand Partner influencers,” concluded Mr. Willis.

Conference Call

The company will host a live conference call and webcast today at 5:00 p.m. Eastern Time. Conference call details are provided below. Interested investors can dial into the conference call to hear the details of management’s updates and participate in a question and answer session.

Date: Monday, August 9, 2021

Time: 5:00 p.m. ET

Toll-free dial-in number: 1-855-327-6838

International dial-in number: 1-604-235-2082

Conference ID: 10016023

The conference call will also be broadcast live and available for replay here and via the Investors section of the company’s website at newage.com. The webcast replay will be available for approximately 45 days following the call.

Please dial into the conference call 15 minutes prior to the start time due to increased demand for conference calls. You will be asked to register your name and organization.

A replay of the conference call will be available after 8:00 p.m. Eastern Time on the same day through Monday, August 16, 2021, 11:59 p.m.

Toll-free replay number: 1-844-512-2921

International replay number: 1-412-317-6671

Replay ID: 10016023

About NewAge, Inc.

NewAge is a purpose-driven firm dedicated to inspiring the planet to Live Healthy™. Colorado-based NewAge commercializes a portfolio of organic and healthy products worldwide through primarily a direct-to-consumer (D2C) route to market distribution system across more than 75 countries. The company competes in three major category platforms: Health and Wellness, Inner and Outer Beauty and Nutritional Performance and Weight Management — leading a network of more than 400,000 exclusive independent Brand Partners, empowered with the leading social selling tools and technology around the world.

The company operates the websites NewAge.com, MaVie.com and Zennoa.com.

Safe Harbor Disclosure

This press release contains forward-looking statements that are made under the safe harbor provisions within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are any statement reflecting management’s expectations regarding future results of operations, economic performance, and financial condition, including statements related to operating margins, the acquisitions and integrations of ARIIX and Aliven and cost synergies and operational efficiencies related thereto, the acquisition of additional businesses, the impact of the coronavirus (“COVID-19”) pandemic, and plans for company growth. Forward-looking statements, specifically those concerning future performance, are subject to certain risks and uncertainties, and actual results may differ materially. NewAge competes in a rapidly growing and transforming industry, and risk factors, including those disclosed in the company’s filings with the Securities and Exchange Commission, might affect the company’s operations. Unless required by applicable law, the company undertakes no obligation to update or revise any forward-looking statements.

For investor inquiries about NewAge please contact:

NewAge Investor Relations:

Mindy Eardley

Director, Public and Investor Relations

Tel: 1-801-573-4818

Mindy_Eardley@NewAge.com

NewAge, Inc.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

	June 30,	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$80,922	$43,711
Trade accounts receivable, net of allowance of $590 and $582, respectively	10,470	12,341
Inventories	44,219	48,051
Assets held for sale	7,088	-
Current portion of restricted cash	5,568	10,000
Prepaid expenses and other	13,086	13,032

Total current assets	161,353	127,135

Long-term assets:
Identifiable intangible assets, net of accumulated amortization	164,093	169,611
Goodwill	55,281	54,993
Right-of-use lease assets	29,741	38,764
Property and equipment, net of accumulated depreciation	23,771	28,076
Restricted cash, net of current portion	5,969	11,524
Deferred income taxes	7,476	7,782
Deposits and other	4,771	5,297

Total assets	$452,455	$443,182

LIABILITIES, REDEEMABLE COMMON STOCK, AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$17,111	$22,774
Accrued liabilities	65,009	70,007
Operating lease liability related to right-of-use assets held for sale	4,707	-
Current portion of business combination liabilities	1,140	11,750
Current maturities of long-term debt	19,440	18,016

Total current liabilities Total current liabilities	107,407	122,547

Long-term liabilities:
Business combination liabilities, net of current portion	49,013	95,826
Long-term debt, net of current maturities	12,063	16,181
Operating lease liabilities, net of current portion:
Lease liability	26,745	34,788
Deferred lease financing obligation	15,543	15,882
Warrant derivative liability	5,695	-
Deferred income taxes	5,091	5,391
Other	8,295	8,313

Total liabilities	229,852	298,928

Redeemable Common Stock, 800 shares as of December 31, 2020	-	2,101

Stockholders’ equity:
Preferred stock, $0.001 par value per share. Authorized 1,000 shares; no shares issued	-	-
Common Stock, $0.001 par value per share. Authorized 400,000 and 200,000 shares as of June 30, 2021 and December 31, 2020, respectively; issued and outstanding 136,606 and 99,146 shares as of June 30, 2021 and December 31, 2020, respectively	137	99
Additional paid-in capital	340,937	236,732
Obligation to issue 14,551 and 19,704 shares of Common Stock as of June 30, 2021 and December 31, 2020, respectively	30,263	54,186
Note receivable for stock subscription	-	(1,250)
Accumulated other comprehensive income	3,478	4,201
Accumulated deficit	(152,212)	(151,815)
Total stockholders’ equity	222,603	142,153
Total liabilities, redeemable Common Stock, and stockholders’ equity	$452,455	$443,182

NewAge, Inc.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020

Net revenue	$124,040	$62,637	$249,558	$126,330
Cost of goods sold	40,241	24,559	78,358	46,728

Gross profit	83,799	38,078	171,200	79,602

Operating expenses:
Commissions	43,320	18,405	90,717	37,920
Selling, general and administrative	41,042	26,277	79,901	56,885
Depreciation and amortization expense	4,723	1,761	9,398	3,542
Loss on disposal of Divested Business	4,339	-	4,339	-
Impairment of right-of-use assets	-	400	-	400

Total operating expenses	93,424	46,843	184,355	98,747

Operating loss	(9,625)	(8,765)	(13,155)	(19,145)

Non-operating income (expense):
Interest expense	(3,040)	(600)	(6,163)	(1,172)
Gain (loss) from change in fair value of derivatives	30,829	20	21,216	(306)
Interest and other income (expense), net	(53)	342	(405)	725

Income (loss) before income taxes	18,111	(9,003)	1,493	(19,898)
Income tax expense	(740)	(551)	(1,890)	(1,274)

Net income (loss)	$17,371	$(9,554)	$(397)	$(21,172)

Net income (loss) per share of Common Stock:
Basic	$0.11	$(0.10)	$(0.00)	$(0.24)
Diluted	$(0.04)	$(0.10)	$(0.08)	$(0.24)

Weighted average number of shares of Common Stock outstanding:
Basic	143,636	93,003	135,534	89,187
Diluted	170,609	93,003	166,323	89,187

NewAge, Inc.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

SIX MONTHS ENDED JUNE 30, 2021 AND 2020

(In thousands)

	2021	2020

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(397)	$(21,172)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss (gain) from change in fair value of derivatives, net	(21,216)	306
Depreciation and amortization	9,596	3,752
Non-cash lease expense	6,244	2,792
Loss on disposal of Divested Business	-	-
Accretion of debt discount	4,372	302
Stock-based compensation expense	4,149	2,449
Allowance for uncollectible note receivable from Divested Business	2,701	-
Impairment of right-of-use assets	-	400
Expense for make-whole premium and other	-	-
Deferred income tax benefit	(149)	(173)
Loss from sale of property and equipment	60	66
Other	118	73
Changes in operating assets and liabilities, net of effects of business combination:
Accounts receivable	(37)	(2,276)
Inventories	4,681	2,819
Prepaid expenses, deposits and other	1,640	517
Accounts payable	(5,840)	(551)
Other accrued liabilities	(11,482)	(12,900)

Net cash used in operating activities	(5,560)	(23,596)

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash payments for Ariix business combination	(10,000)	-
Proceeds from sale of equipment	-	159
Capital expenditures for property and equipment	(765)	(1,980)
Net cash used in investing activities	(10,765)	(1,821)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from private placement of Units, net of placement fee:
Fair value of warrants to purchase 7,318 shares of Common Stock	14,128	-
Residual fair value of 14,636 shares of Common Stock	39,673	-
Proceeds from borrowings	-	6,868
Principal payments on borrowings	(6,000)	(10,450)
Debt issuance costs paid	(21)	(85)
Proceeds from issuance of common stock	-	25,122
Payments for deferred offering costs	(24)	(94)
Proceeds from exercise of stock options	528	4
Principal payments on business combination obligations	(4,496)	(298)
Payments under deferred lease financing obligation	(329)	(319)

Net cash provided by financing activities	43,459	20,748

Effect of foreign currency translation changes	90	(857)

Net change in cash, cash equivalents and restricted cash	27,224	(5,526)
Cash, cash equivalents and restricted cash at beginning of period	65,235	64,571

Cash, cash equivalents and restricted cash at end of period	$92,459	$59,045

NewAge, Inc.

ADJUSTED EBITDA CALCULATION

(In thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020

Net income (loss)	$17,371	$(9,554)	$(397)	$(21,172)
EBITDA Non-GAAP adjustments:
Interest expense	3,040	600	6,163	1,172
Income tax expense	740	551	1,890	1,274
Depreciation and amortization expense	4,822	1,873	9,596	3,752

EBITDA	25,973	(6,530)	17,252	(14,974)
Adjusted EBITDA Non-GAAP adjustments:
Stock-based compensation expense	2,187	1,092	4,149	2,449
Loss on disposal of Divested Business	4,339	-	4,339	-
Loss (gain) from change in fair value of derivatives	(30,829)	(20)	(21,216)	306

Adjusted EBITDA	$1,670	$(5,458)	$4,524	$(12,219)

Non-GAAP Financial Measures

The primary purpose of using non-GAAP financial measures is to provide supplemental information that we believe may be useful to investors and to enable investors to evaluate our results in the same way we do. We also present the non-GAAP financial measures because we believe they assist investors in comparing our performance across reporting periods on a consistent basis, as well as comparing our results against the results of other companies, by excluding items that we do not believe are indicative of our core operating performance. Specifically, we use these non-GAAP measures as measures of operating performance; to prepare our annual operating budget; to allocate resources to enhance the financial performance of our business; to evaluate the effectiveness of our business strategies; to provide consistency and comparability with past financial performance; to facilitate a comparison of our results with those of other companies, many of which use similar non-GAAP financial measures to supplement their GAAP results; and in communications with our board of directors concerning our financial performance. Investors should be aware, however, that not all companies define these non-GAAP measures consistently.